EXHIBIT 99.1

Global Geophysical Services, Inc. Appoints Mr. Karl F. Kurz to Its Board of Directors

HOUSTON, Jan. 5, 2011 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. (NYSE:GGS) names Mr. Karl F. Kurz to its Board of Directors as a new independent director.

Mr. Kurz brings over twenty eight years of energy industry experience, with particular focus in executive management, operations, midstream, marketing, business development and planning. Kurz was nominated and unanimously approved to fill the vacated seat of retiring Board Member, John Russell, for the remainder of the unexpired term. Formerly serving as chief operating officer for Anadarko Petroleum Corporation, one of the largest independent oil and gas exploration companies, Global Geophysical Services welcomes Mr. Kurz's extensive operations experience and industry esteem.

"Karl is a strong operations leader – one of the strongest in the field -- with an extraordinary track record of growth in every organization that he has led. And combined with his deep experience in global exploration and production, we look forward to benefiting from his rich insight and guidance," said Richard Degner, Global Geophysical President and CEO.

Currently, Kurz serves as CCMP Capital Advisors, LLC Managing Director and Co-Head of the Energy Group. CCMP Capital Advisors is a global private equity firm specializing in buyouts and growth equity investments.

About Global Geophysical Services, Inc.

Global Geophysical Services, headquartered in Houston, TX, provides an integrated suite of seismic data solutions to the global oil and gas industry including high-resolution RG-3D Reservoir Grade™ seismic data acquisition, autonomous nodal technology, microseismic monitoring, seismic data processing and interpretation services, and Multi Client data products. Global Geophysical Services combines experience, innovation, operational safety and environmental responsibility with leading edge technology to facilitate the success of its clients by providing them the tools to Gain InSight. To learn more about Global Geophysical Services, visit www.GlobalGeophysical.com.

The Global Geophysical Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7300
CONTACT:  Global Geophysical
          Richard A. Degner, President and CEO
          713-972-9200
          www.globalgeophysical.com
          13927 South Gessner Road
          Missouri City, TX 77489